                                                                    Exhibit 1(a)

                              Pricing Agreement


Lehman Brothers Inc.
Three World Financial Center
New York, New York 10285


                                                                  August 4, 1997

Ladies and Gentlemen:

     General Growth Properties, Inc., a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 16, 1995 (the "Underwriting Agreement"), between the Company and GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership") on the one hand and Goldman, Sachs & Co. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Shares specified in Schedule II hereto (the "Designated Shares" consisting of Firm Shares and any Optional Shares the Underwriters may elect to purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Firm Shares set forth opposite the name of such Underwriter in
Schedule I hereto and, (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase price to the Underwriters set forth in Schedule II hereto that portion of the number of Optional Shares as to which such election shall have been exercised.

     The Company hereby grants to each of the Underwriters the right to purchase at their election up to the number of Optional Shares set forth opposite the name of such Underwriter in Schedule I hereto on the terms referred to in the paragraph above for the sole purpose of covering over-allotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised by written notice from the Representatives to the Company given within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or, unless the Representatives and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

     The following additional representations and warranties are hereby added to the representations and warranties set forth in Section 2 of the Underwriting Agreement or amended as follows:

     --Section 2(d) is amended as follows: The reference to CenterMark Properties, Inc. is deleted.

     --The following language is added to the end of Section 2(f): Except as disclosed in the Prospectus, no shares of the Company's Common Stock are reserved for any purpose and except for the equity interests in the Operating Partnership ("Units") and for shares of capital stock of GGP/Homart, Inc., there are no outstanding securities convertible into or exchangeable for any shares of Common Stock of the Company, and no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or any other securities of the Company (except, in the case of options, any options granted on or after the date on which the Company filed its definitive proxy statement on Schedule 14A).

     --The following language is added to the end of Section 2(g): The form of the certificates to be used to evidence the Shares will at the First Time of Delivery be in due and proper form and will comply with all applicable legal requirements. The issuance of the Shares is not subject to any preemptive or other similar rights.

     --Section 2(j) is amended as follows: The words "breach of or" are inserted in the third line immediately before the word "default" and the words "or under any applicable law, rule, order, administrative regulation or administrative or court decree" are inserted in the fifth line immediately following the word "instrument."

     --Section 2(p) is amended as follows: The words "and for a 50.1% interest in Dayjay Associates" are inserted in the fifth line immediately after the word "Prospectus", the words "the six" in the eighth line are replaced with the word "four," the words "owning malls described in the Prospectus as securing a revolving credit facility in the maximum amount of $208.5 million" are deleted, and the words "such credit facility" in the eleventh line are replaced by the words "a line of credit in the amount of $116.7 million."

     --Section 2(r) is amended as follows: The words "and limited liability companies" are inserted in the second line immediately after the word "partnerships" and the words "General Growth CMP, L.P., CenterMark Management Company, CenterMark" are replaced by the words "General Growth Management, Inc., GGP/Homart, Inc."

     --The following provision is added as Section 2(s): This Agreement has been duly and validly authorized, executed and delivered by the Company and the Operating Partnership;

     --The following provision is added as Section 2(t): The financial statements (including the related notes and supporting schedules) filed as part of, or incorporated by reference in, the Registration Statement and the Prospectus present fairly the financial condition and results of operations of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. Pro forma financial information included in or incorporated by reference in the Registration Statement and the Prospectus has been prepared in accordance with the applicable requirements of the Securities Act, the Rules and Regulations and AICPA guidelines with respect to pro forma financial information and includes all adjustments necessary to present fairly the pro forma financial position of the Company at the respective dates indicated and the results of operations for the respective periods specified;

     --The following provision is added as Section 2(u): Each of the Company and the Operating Partnership and their subsidiaries, and each property carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of such property and as is customary for companies engaged in similar businesses in similar industries;





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


     --The following provision is added as Section 2(v): At all times commencing with the Company's taxable year ending December 31, 1994, the Company and the Operating Partnership have been and upon the sale of the Shares will continue to be, organized and operated in conformity with the requirements for qualification of the Company as a real estate investment trust under the Code and the proposed method of operation of the Company and the Operating Partnership will enable the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code;

     --The following provision is added as Section 2(w): Since the date as of which information is given in the Prospectus through the date hereof, and except as may otherwise be disclosed or contemplated in the Prospectus, neither the Company nor the Operating Partnership has (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business nor (iv) declared or paid any distribution on its capital stock (other than the regular quarterly distribution);

     --The following provision is added as Section 2(x): The Company, the Operating Partnership and each of their subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals; and

     --The following provision is added as Section 2(y): Other than this Agreement and as set forth in the Prospectus under the heading "Underwriting," there are no contracts, agreements or understandings between either the Company or the Operating Partnership and any person that would give rise to a valid claim against the Company, the Operating Partnership or any Underwriter for a brokerage commission, finder's fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

     The following additional covenants and agreements are hereby added to those set forth in Section 5 of the Underwriting Agreement:

     --The following provision is added as Section 5(e): For a period of five years following the applicable effective date, to furnish to the Underwriters copies of all materials furnished by




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

the Company to its shareholders and all public reports and all reports and financial statements furnished by the Company to the principal national securities exchange upon which the Common Stock may be listed pursuant to requirements of or agreements with such exchange or to the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder;

     --The following provision is added as Section 5(f): For a period of 90 days from the date of the Prospectus, the Company will not, directly or indirectly, offer for sale, contract to sell, sell or otherwise dispose of any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock in an underwritten offering to the public (other than the Shares and any Units or Common Stock that may be issued in connection with any acquisition of a property or business), or sell or grant options, rights or warrants with respect to any Common Stock (except pursuant to customary compensation arrangements and employee benefit plans), without the prior written consent of Lehman Brothers Inc.;

     --The following provision is added as Section 5(g): The Company will file with the New York Stock Exchange, Inc. all documents and notices required by such exchange of companies that have securities listed on such exchange and will use its best efforts to maintain the listing of the Common Stock thereon;

     --The following provision is added as Section 5(h): The Company will apply the net proceeds from the sale of the Shares in accordance with the description set forth in the Prospectus under the caption "Use of Proceeds";

     --The following provision is added as Section 5(i): Except as stated in this Agreement and in the Prospectus, neither the Company nor the Operating Partnership has taken, nor will take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares;

     --The following provision is added as Section 5(j): The Company will use its best efforts to continue to meet the requirements to qualify as a "real estate investment trust" under the Code; and

     The following additional conditions are hereby added to those set forth in
Section 7 of the Underwriting Agreement or restated as follows:

     --The following provision is added as Section 7(c)(xvii): The Registration Statement was declared effective under the Securities Act as of the date and time specified in such opinion, the Prospectus was filed with the Commission pursuant to the



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

subparagraph of Rule 424(b) of the Rules and Regulations specified in such opinion on the date specified therein and, to the best knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and, to the best knowledge of such counsel, no proceeding for that purpose is pending or threatened by the Commission.

     --Section 7(b) is restated as follows: The Underwriters shall have received from Rogers & Wells, counsel for the Underwriters, such opinion or opinions, dated such Time of Delivery, with respect to the issuance and sale of the Shares, the Registration Statement, the Prospectus and other related matters as the Underwriters may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

     In addition, Section 8 of the Underwriting Agreement is hereby restated in its entirety as follows:

     (a) The Company and the Operating Partnership jointly and severally, shall indemnify and hold harmless each Underwriter, its officers and employees and each person, if any, who controls any Underwriter within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Shares), to which that Underwriter, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto, (ii) the omission or alleged omission to state in the Registration Statement or the Prospectus, or in any amendment or supplement thereto, any material fact required to be stated therein or necessary to make the statements therein not misleading (with respect to the Prospectus, in light of the circumstances under which they were made), or (iii) any act or failure to act or any alleged act or failure to act by any Underwriter in connection with, or relating in any manner to, the Shares or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that neither the Company nor the Operating Partnership shall be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Underwriter through its gross negligence or willful misconduct), and shall reimburse each Underwriter and each such officer, employee or controlling person for any legal or other expenses reasonably incurred by that


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


Underwriter, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that neither the Company nor the Operating Partnership shall be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or the Prospectus, or in any such amendment or supplement, in reliance upon and in conformity with written information concerning such Underwriter furnished to the Company through the Underwriters by or on behalf of any Underwriter specifically for inclusion therein. The foregoing indemnity agreement is in addition to any liability which the Company and the Operating Partnership may otherwise have to any Underwriter or to any officer, employee or controlling person of that Underwriter.

     (b) Each Underwriter, severally and not jointly, shall indemnify and hold harmless each of the Company and the Operating Partnership, its officers and employees, each of its directors, and each person, if any, who controls the Company or the Operating Partnership within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which each of the Company or the Operating Partnership or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the Registration Statement or the Prospectus, or in any amendment or supplement thereto, any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Underwriter furnished to the Company through the Underwriters by or on behalf of that Underwriter specifically for inclusion therein, and shall reimburse the Company or the Operating Partnership and any such director, officer or controlling person for any legal or other expenses reasonably incurred by the Company or the Operating Partnership or any such director, officer or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which any Underwriter may otherwise have to the Company, the Operating Partnership or any such director, officer, employee or controlling person.

     (c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action,

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

the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this
Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ its own counsel, with such counsel, in the case of the Underwriters, to represent jointly the Underwriters and their respective officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the Company or the Operating Partnership under this
Section 8 if, in the reasonable judgment of the Underwriters, it is advisable for the Underwriters and those officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company and the Operating Partnership. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

     (d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(c) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Operating Partnership on the one hand and the Underwriters on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) above but also the relative fault of the Company and the Operating Partnership on the one hand and the Underwriters on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Operating Partnership on the one hand and the Underwriters on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares purchased under this Agreement (before deducting expenses) received by the Company or the Operating Partnership, on the one hand, and the total underwriting discounts and commissions received by the Underwriters with respect to the Shares purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Shares under this Agreement. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Operating Partnership or the Underwriters, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Operating Partnership and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public was offered to the public exceeds the amount of any damages which such

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

Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.

     (e) The Underwriters severally confirm and the Company and the Operating Partnership each acknowledge that the statements with respect to the public offering of the Shares by the Underwriters set forth on the cover page of, the legend concerning stabilization on page S-3 of, the concession and reallowance information and, pursuant to Item 508 of Regulation S-K of the Securities Act, the fourth and fifth paragraphs appearing in the section captioned "Underwriting" in the Prospectus are correct and constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Registration Statement and the Prospectus.

     If the foregoing is in accordance with your understanding, please sign and return to us eight counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, the Company and the Operating Partnership.

                                     Very truly yours,

                                     GENERAL GROWTH PROPERTIES, INC.

                                     By:  /s/ Bernard Freibaum
                                        -------------------------------------
                                     Name:  Bernard Freibaum
                                     Title: Executive Vice President
                                            and Chief Financial Officer


                                     GGP LIMITED PARTNERSHIP


                                     By:  GENERAL GROWTH PROPERTIES, INC.


                                          By:  /s/ Bernard Freibaum
                                             --------------------------------
                                          Name:  Bernard Freibaum
                                          Title: Executive Vice President
                                                 and Chief Financial Officer


Accepted as of the date hereof:
Lehman Brothers Inc.



By: /s/ Michael J. DeMarco
   ---------------------------
     Michael J. DeMarco
     Senior Vice President

                                  SCHEDULE I


                                                              Maximum Number
                                                               of Optional
                                                Number of      Shares Which
                                               Firm Shares        May be
                   Underwriter               to be Purchased    Purchased
                   -----------               ---------------  --------------
Lehman Brothers Inc.......................      4,000,000         600,000

                                                  -------             ---
Total                                           4,000,000         600,000
                                                =========         =======

                                 SCHEDULE II

TITLE OF DESIGNATED SHARES:    Common Stock, par value $.10 per share

NUMBER OF DESIGNATED SHARES:

     Number of Firm Shares:  4,000,000

     Maximum Number of Optional Shares:  600,000

INITIAL OFFERING PRICE TO PUBLIC:

     $34.50 per Share

PURCHASE PRICE TO THE UNDERWRITERS:

     $33.90 per Share

FORM OF DESIGNATED SHARES:

Definitive form, to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery at the office of Lehman Brothers Inc., Three World Financial Center, New York, New York 10285

FUNDS FOR PAYMENT OF PURCHASE PRICE:

New York Clearing House (next day) funds

TIME OF DELIVERY:  9:30 a.m. (New York City time), August 8, 1997

CLOSING LOCATION:  Rogers & Wells, 200 Park Avenue, New York, New York 10166


ADDRESS FOR NOTICES, ETC.:  Lehman Brothers Inc., Three World Financial Center,
                            New York, New York 10285